Exhibit 15—Letter Re: Unaudited Interim Financial Information

To the Shareholders and Board of Directors of Goodrich Corporation

We are aware of the incorporation by reference in the following Registration Statements and in their related Prospectuses, of our report dated May 3, 2004, relating to the unaudited condensed consolidated interim financial statements of Goodrich Corporation and subsidiaries which are included in its Form 10-Q for the quarter ended March 31, 2004:

Registration
Number	Description of Registration Statement	Filing Date
33-49052	The B.F.Goodrich Company Key Employees’ Stock Option Plan – Form S-8	June 26, 1992

333-03293	The B.F.Goodrich Company Stock Option Plan – Form S-8	May 8, 1996

333-19697	The B.F.Goodrich Company Savings Benefit Restoration Plan – Form S-8	January 13, 1997

333-53879	Directors’ Deferred Compensation Plan – Form S-8	May 29, 1998

333-53881	Rohr, Inc. 1982 Stock Option Plan,	May 29, 1998
Rohr, Inc. 1989 Stock Incentive Plan and
Rohr, Inc. 1995 Stock Incentive Plan – Form S-8

333-76297	Coltec Industries Inc. 1992 Stock Option Plan	April 14, 1999
Coltec Industries Inc. 1994 Stock Option Plan for Outside Directors – Form S-8

333-77023	The B.F.Goodrich Company Stock Option Plan – Form S-8	April 26, 1999

333-60210	The B.F. Goodrich Company Stock Option Plan – Form S-8	May 4, 2001

333-60208	The B.F. Goodrich Company Employee Stock Purchase Plan – Form S-8	May 4, 2001

333-98165	Shelf Registration for Debt Securities, Series Preferred Stock, Common Stock, Stock Purchase Contracts and Stock Purchase Units – Form S-3	August 15, 2002

333-107866	Goodrich Corporation Employees’ Savings Plan – Form S-8	August 12, 2003

333-107867	Goodrich Corporation Wage Employees’ Savings Plan – Form S-8	August 12, 2003

333-107868	Goodrich Corporation Savings Plan for Rohr Employees – Form S-8	August 12, 2003

333-109247	Goodrich Corporation Directors’ Deferred Compensation Plan – Form S-8	September 29, 2003

/s/ Ernst & Young LLP

Charlotte, North Carolina
May 3, 2004